Exhibit 10.1

Conn’s, Inc.

October 17, 2022

Mr. Norman L. Miller

2445 Technology Forest Blvd., Suite 800

The Woodlands, TX 77381

Dear Norm:

We are pleased to offer you, subject to approval by the Conn’s, Inc. (“Conn’s”) Board of Directors (the “Board”):

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The position of Interim President & Chief Executive Officer of Conn’s, Inc. (“Interim CEO”) in the capacity as an “at-will” employee of the company, reporting directly to the Board, effective October 18, 2022, or such earlier time as Conn’s current President & Chief Executive Officer may terminate service in such capacity (the “Start Date”);

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You will also remain in your Director role on the Board during such time that you serve as Interim CEO, it being understood that, nothing in this letter shall confer any right or expectation that you will continue to be nominated or serve as a member of the Board for any specified period of time.

•	Cash compensation consisting of the following:

•	Monthly salary of $210,000, payable in accordance with Conn’s normal payroll practices and subject to applicable tax withholding;

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Annual participation in Conn’s Long Term Incentive Program (“LTIP”), consisting of grants of time-based restricted stock units (“RSUs”), with an annual target grant date value of $3,000,000 (in the aggregate), granted to you as follows:

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Initial LTIP Grant. Your initial LTIP grant, with a grant value of $1,000,000, will be granted to you shortly after the Start Date with respect to the period from the Start Date through January 31, 2023, assuming you continue to serve as Interim CEO as of the applicable date of grant;

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Additional LTIP Grants. Thereafter, quarterly LTIP grants, each with a grant value of $750,000, will be granted to you shortly after the beginning of each fiscal year quarter (i.e., in early February, May, August and November), assuming you continue to serve as Interim CEO as of the applicable date of grant;

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Vesting. The above-described LTIP grants will be subject to one-year “cliff” vesting (i.e., vesting occurring on the one-year anniversary of the date of grant) and will be subject to accelerated vesting upon your “Full Termination” without “Cause” (as such terms are defined in the attached Exhibit 1); provided, that such accelerated vesting will be conditioned on your signing and returning to Conn’s, within 21 days following the date of termination (or, if permitted by Conn’s, within 45 days following the date of termination), an executed release of claims substantially consistent with the form that applies to Conn’s executive officers, and not revoking such release within seven days thereafter;

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Holding Period. Any shares received upon vesting of the above-described LTIP grants will be subject to a two-year mandatory holding period, measured from the vesting date of the RSUs that relate to such shares, such that, until the second anniversary of such vesting date, you may not sell, transfer, assign, pledge, hedge, or otherwise encumber any vested RSU shares, except to satisfy tax withholding obligations; and

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Grant Value Matters. The number of shares subject to these RSUs will be determined based on the weighted average closing price of Conn’s common stock over the 20 trading days prior to the date of grant; and

•	An Executive Indemnity Agreement consistent with the other executive officers.

While serving as Interim CEO, you will be eligible to participate in Conn’s health and welfare benefit programs that are available to all other executive officers consistent with such programs’ terms and conditions. In addition, while serving as Interim CEO, you will be eligible for four weeks of paid vacation time each year consistent with the terms and conditions of Conn’s vacation policies for its executive officers.

As Interim CEO, you will not be subject to the stock ownership guideline that applies to the role of Conn’s Chief Executive Officer. Accordingly, during such time you serve as Interim CEO, you will continue to be subject to the Board’s stock ownership requirement of 400% of the Board’s annual cash retainer. In addition, any outstanding equity awards that you hold pursuant to the LTIP immediately prior to the Start Date will remain subject to paragraph 3 of that certain letter agreement between you and Conn’s dated August 4, 2021; provided, that your continued service for such purposes will be based on your Interim CEO services hereunder.

We look forward to having you join the Conn’s team as Interim CEO. Please acknowledge your acceptance of this offer of employment by signing below and returning one original document to me.

Sincerely,

/s/ Bob L. Martin

Bob L. Martin

Lead Independent Director

Acceptance Acknowledged: /s/ Norman L. Miller

Date: October 17, 2022

Exhibit 1

For purposes of this offer letter, the following terms have the meanings set forth below:

“Cause” means with respect to Interim CEO, the occurrence of any one of the following: (i) willful and continued failure to substantially perform Interim CEO’s obligations required for Interim CEO’s position with Conn’s (other than any such failure resulting from Interim CEO’s incapacity due to any physical or mental illness); provided, however, that Conn’s shall have provided Interim CEO with written notice of such failure and Interim CEO shall have been afforded at least 30 days to cure such failure to the extent the failure is capable of cure; (ii) gross negligence or willful misconduct in the performance of, or Interim CEO’s abuse of alcohol or drugs rendering Interim CEO unable to perform, the material duties and services required for Interim CEO’s position with Conn’s; (iii) Interim CEO’s conviction or plea of nolo contendere for any crime involving moral turpitude or a felony; (iv) Interim CEO’s commission of an act of deceit or fraud intended to result in personal and unauthorized enrichment of Interim CEO at the expense of Conn’s or any of its affiliates; (v) Interim CEO’s material violation of the written policies of Conn’s or any of its affiliates (including the Code of Ethics of Conn’s, as in effect from time to time); or (vi) Interim CEO’s breach of a material obligation of Interim CEO to Conn’s or any of its affiliates pursuant to the Bylaws of Conn’s or any agreement between Interim CEO and Conn’s or any of its affiliates.

“Full Termination” means a termination of Interim CEO’s services with Conn’s, such that, Interim CEO is no longer serving Conn’s as an employee or as a member of the Board.

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